EXHIBIT 5.1

                                February 11, 1998



Fortune Natural Resources Corporation
One Commerce Green
515 W. Greens Road, Suite 720
Houston, Texas 77067

Attention: Mr. Tyrone J. Fairbanks,
            President and Chief Executive Officer

Gentlemen:

      We have acted as counsel for Fortune Natural Resources Corporation, a Delaware corporation (the "Company"), in connection with the registration with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of up to 2,846,250 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), issuable under the Common Stock Purchase Warrants (the "Warrants") offered by the Company to be exchanged for the outstanding Common Stock Purchase Warrants of the Company (the "Old Public Warrants").

      We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purpose of giving the opinions hereinafter set forth, including:

      (i) the Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware and as amended to date;

      (ii) the Bylaws and stock transfer records of the Company and the records of the official proceedings of its board of directors through the date of this opinion;

      (iii) the Warrant  Agreement dated October 5, 1993 between the Company and
            U. S. Stock Transfer Corporation, as warrant agent (the "Warrant Agent") for the Old Public Warrants, and the form of Warrant Agreement to be entered into between the Company and the Warrant Agent the Warrant Agent attached as an exhibit to the Registration Statement (the "Warrant Agreement");

      (iv) the Registration Statement of the Company on Form S-2, including exhibits and attachments filed with the Commission on February 3, 1998, Registration No. 333-45469, together with the Pre-Effective Amendment No. 1 thereto (collectively, the "Registration Statement"); and

       (v) such other documents as we have deemed necessary for the expression of the opinions contained herein.


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      We have assumed the due execution  and delivery of the Warrant  Agreement, the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity
to  originals  of  all  documents   submitted  to  us  as  copies  and  the  due
authorization, execution, delivery or recordation of all documents where due authorization, execution, delivery or recordation are prerequisites to the effectiveness thereof.

      Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion (limited, in all respects, to the laws of the State of Delaware and federal law) that:

      (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

      (2) Upon the surrender of the Old Warrants and the issuance of the Warrants in exchange therefor in accordance with the terms and conditions of the Warrant Agreement and the Registration Statement, the Warrants will be validly issued, fully paid and nonassessable.

      (3) The shares of Common Stock to be sold by the Company upon the conversion of the Warrants, when issued in accordance with the terms and conditions of the Warrant Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the related Prospectus under the caption "Legal Matters".

                                    Very truly yours,

                                    /s/ BOYER, EWING & HARRIS INCORPORATED